ALGER CODE OF ETHICS

I. PURPOSE AND CONSTRUCTION

This Code of Ethics (the “Code”) is adopted by Fred Alger Management, Inc.
(“Alger Management or Alger”), Fred Alger & Company, Incorporated (“Alger &
Company or Alger ”), and each investment company for which Alger Management serves as investment adviser (individually referred to as a “Fund” and collectively referred to as the “Alger Funds”) in compliance with Rule 17j -1 under the Investment Company Act of
1940 and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of recommended investments and investment restrictions of the Alger Funds, other investment companies and other clients for which Alger
Management or its subsidiaries or affiliates act as adviser or sub-adviser (collectively,
“Advisory Clients”) may abuse their fiduciary duties and otherwise to address the conflict of interest situations contemplated by Rule 17j-1 and sets forth standards of conduct and requires compliance with the federal securities laws and addresses personal trading of advisory personnel.

In general, the fiduciary principals that govern personal investment activities reflect, at the minimum, the following: (i) the duty at all times to place the interests of
Advisory Clients first; (ii) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility; and (iii) the fundamental standard that Access Persons should not take advantage of their positions.

Violations of this policy may be grounds for disciplinary action, up to and including dismissal and, where appropriate, referral to relevant government authorities and self-regulatory organizations. Any circumvention of this policy will be treated as a violation.

This Code establishes procedures designed:

(1) to prevent and detect violations of certain provisions of the Investment
Company Act of 1940, as amended (the “1940 Act”), the Investment
Advisers Act of 1940, as amended (the “Advisers Act”), and the rules and regulations thereunder;

(2) to ensure that Access Persons comply with their fiduciary obligations to Advisory Clients; and

to prevent Access Persons with access to certain information from engaging in investment activities that might be harmful to the interests of Advisory Clients or that might enable Access Persons to profit illicitly from their relationship with Alger
Management and Advisory Clients.

II. DEFINITIONS

A. “Access Person” means:

(1) any director, trustee or officer of the Funds, Alger Management, Alger
& Company; and

(2) all other employees of Alger Management and Alger & Company including; full-time consultants, full-time contractors and long term temporary workers on more than a six-month assignment.

B. “Advisory Person” means:

(1) any Alger Management and Alger & Company or Fund employee (or any employee of a company in a control relationship with these entities) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by an Advisory Client; and

(2) any natural person in a control relationship with Alger Management,
Alger & Company or an Advisory Client who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of Securities by the Advisory Client.

C. “Affiliated Person ” of another person means:

(1) any person directly or indirectly owning, controlling or holding with power to vote five percent (5%) or more of the outstanding voting securities of such other person;

(2) any person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other person;

(3) any person directly or indirectly controlling, controlled by or under common control with such other person;

(4) any officer, director, partner, co-partner or employee of such other person;

(5) should such other person be an investment company, any investment adviser thereof or any member of an advisory board thereof; or

(6) should such other person be an unincorporated investment company not having a board of directors, the depositor thereof.

D. “Beneficial Ownership” shall be determined in accordance with the definition of “beneficial owner” set forth in Rule 16a -1(a)(2) of the 1934
Act, i.e., a person must have a “direct or indirect pecuniary interest” to have “Beneficial Ownership.” Although the following list is not exhaustive, under the Rule and this Code a person generally would be regarded to be the beneficial owner of the following securities:

(1) securities held in the person’s own name;

(2) securities held with another in joint tenancy, community property or other joint ownership;

(3) securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

(4) securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-
in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

(5) securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;

(6) securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(7) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(8) securities held by a general partnership or limited partnership in which the person is a general partner;

(9) securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company);

(10) securities in a portfolio giving the person certain performance-related related fees; or

(11) securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

E. “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed unable to be subject to control, as defined herein.

F. “Disinterested Fund Trustee” means a Fund trustee who is not an officer, director, trustee or employee of Alger Management and who is not otherwise an “interested person” of such Fund as defined in the 1940 Act,
Section 2(a)(19).

G. “Investment Analyst” means a person employed by Alger Management as a securities analyst, research analyst or in a comparable position who whose functions relate to providing information, advice or
recommendations to one or more Portfolio Managers.

H. “Personal Securities Transaction” means a transaction in a Security in which an individual has or thereby acquires Beneficial Ownership. A person shall be considered t o be “engaging in” or “effecting” a Personal
Securities Transaction if such a Security is involved, regardless of whether the transaction is effected by that person or by some other person (such as an immediate family member). However, a person shall not be considered to be “engaging in” or “effecting” a Personal Securities Transaction if such transaction is executed through a pre-established automatic investment plan or dividend reinvestment plan.

I. “Portfolio Manager” means an Alger Management employee ent rusted with the direct responsibility and authority to make investment decisions with respect to an Advisory Client.

J. “Purchase or Sale of a Security” includes any contract to purchase or sell a
Security, such as, for example, the writing of an option to purchase or sell a Security.

K. “Security” has the meaning set forth in the 1940 Act, Section 2(a)(36)
(i.e., “any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing”), except that it shall not include:

(1) direct obligations of the U.S. government;

(2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or

(3) shares issued by open-end investment companies other than those advised or sub-advised by Alger Management, its subsidiaries or affiliates.

Please note that certain securities may be subject to a restricted list, in which case purchases and/or sales may be prohibited.

“Security Held or to be Acquired ” means (a) any Security which, within the most recent fifteen (15) days (i) is or has been held by the Advisory Client or
(ii) is being considered by the Advisory Client or Alger Management for purchase by the Advisory Client; or (b) any option to purchase or sell, and any security convertible into or exchangeable for, any Security that is held or to be acquired by the Advisory Client. A Security is “being considered for purchase or sale” from the time an order is either entered by or on behalf of the Portfolio Manager into the trading system or given by or on behalf of the Portfolio Manager to the trading desk (in either case, known as an “open order”), until all orders with respect to that Security are completed or withdrawn.

III. RESTRICTIONS

A. Non-disclosure of Information. An Access Person shall not divulge to any person contemplated or completed securities transactions of any Advisory
Client, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge.

B. Proscribed Activities. No Access Person shall engage in any activity prohibited by Rule 17j-1(a) of the 1940 Act As a general matter, this provision prohibits Access Persons, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by an Advisory Client, from:

(1) using any device, scheme or artifice to defraud any Advisory Client;

(2) making to any Advisory Client an untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(3) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Advisory Client; or

(4) engaging in any manipulative practice with respect to any Advisory
Client.

The foregoing conduct also may violate other antifraud provisions of the federal securities laws.

C. Prohibition on Trading While in Possession of Material Non -Public
Information. No Access Person may seek any benefit for himself or herself, a Fund, or anyone else from material, non-public information about issuers, whether or not the securities of such issuers are held in Fund portfolios or suitable for inclusion in their portfolios. Any Access Person who believes he or she is in possession of such information should contact the Chief Compliance Officer immediately; not trade the securities on behalf of himself or herself or others, including Advisory Clients; not communicate the information further inside or outside the Alger organization; and await instructions from the Chief Compliance Officer whether to continue the prohibitions against trading and
communication or to permit trading and communication. Refer to the
Alger Inc. Policies and Procedures Designed to Detect and Prevent
Insider Trading for more detail. This prohibition does not preclude an
Access Person from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available.

D. Obligation to Exercise Best Judgment. An Advisory Person shall act in his or her best judgment in effecting or recommending, or deciding not to effect or recommend any transaction on behalf of an Advisory Client. An
Advisory Person shall not take into consideration his or her personal financial situation in connection with decisions regarding portfolio transactions by or on behalf of an Advisory Client.

E. General Principles of Personal Investing. No Access Person shall engage in any Personal Securities Transaction that he or she has reason to believe will be detrimental to the best interests of any Advisory Client. When engaging in Personal Securities Transactions, an Access Person shall:

(1) place the interests of the Advisory Clients first;

(2) conduct such transactions in a manner consistent with the Code and in such a manner as to avoid any actual, potential or perceived conflict of interest or abuse of any such person’s position of trust and responsibility as an Access Person; and

(3) not take inappropriate advantage of suc h person’s position in relationship to the Advisory Clients,

(4) not engage in any transactions with an Advisory Client,

(5) not utilize an excess of the employees time for personal securities transactions or allow them to otherwise interfere with the employees ability to fulfill his or her job responsibilities in the judgment of the employees immediate supervisor.

The types of securities to which this Code applies are set forth in the definition of
Security in Section II (K) hereof. Personal Securities Transactions involving the types of instruments excluded from that definition are not subject to the provisions of this Code.

F. Limitations on Personal Securities Transactions.

(1) Limitations Related to Timing of Transactions. The timing of Personal
Securities Transactions shall be limited as follows:

A. Pre-Clearance Required : An Access Person may not
execute a Personal Securities Transaction with actual
knowledge that, at the same time: (i) a Portfolio Manager
or Investment Analyst has issued a recommendation
within Alger Management that the Security be traded
which has not yet been acted upon, (ii) a Portfolio
Manager intends to purchase or sell the Security for an
Advisory Client for which he or she is responsible, or (iii)
the Security is being “considered for purchase or sale” by
an Advisory Client.

B. An Access Person may not recommend any Securities
transaction by an Advisory Client without having
disclosed his or her interest in such Securities or the
issuer thereof, including without limitation:

• direct or indirect beneficial ownership of any
Securities of the issuer;

• any position with the issuer or its affiliates; or

• any present or proposed business relationship
between the issuer or its affiliates and such person

or any party in which such person has a significant
interest.

C. A Portfolio Manager shall not engage in a Personal
Securities Transaction to buy or sell a Security within a
period of seven (7) calendar days before or after an
Advisory Client that he or she manages trades in the same
Security. An Investment Analyst shall not engage in a
Personal Securities Transaction to buy or sell a Security
within a period of seven (7) calendar days before or after an
Advisory Client trades in the same Security that the
Investment Analyst had recommended.

D. An Access Person may not purchase and sell or sell and
purchase a Security in a Personal Securities Transaction
within any sixty (60) day period at a gain.

E. Any profits realized on trades within the proscribed periods shall be disgorged to the appropriate Advisory Client, or,
for violations of the 60-day hold requirement under Section
III.F.(1)(d) immediately above, to a charity selected by
Alger Management.

These limitations related to the timing of transactions are subject to the exceptions discussed below in Section III.G.

(2) Initial Public Offerings. An Access Person may not acquire any
Securities in an initial public offering.

(3) Private Placement Limitations. An Access Person shall not engage in any Personal Securities Transaction that involves an offering of
Securities that is exempt from registration under the Securities Act of
1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 (a “private placement”), without the express prior written approval of the Chief Compliance Officer.

An Advisory Person who has a Beneficial Ownership interest in any
Securities obtained through a private placement must disclose this interest to the Chief Compliance Officer if and when he or she becomes involved in any subsequent consideration of an investment in the securities of the same issuer for any Advisory Client. In such case, the decision to invest in the Securities of such an issuer on behalf of the Advisory Client shall be subject to the review and approval of an
Advisory Person appointed by the Chief Compliance Officer who has no personal interest in the issuer.

(4) No Short Sales. No Access Person may sell any Security that he or he does not own or otherwise engage in “short -selling” activities.

(5) Prohibition on Futures and Options. No Access Person may purchase or sell (write) options or futures in a Personal Securities Transaction.

(6) Trading Accounts. All Access Persons personal securities transactions shall be subject to monitoring by the Compliance Department. No
Access Person shall open or maintain a brokerage account without the express prior written approval of the Compliance Department.

(7) Application to Disinterested Fund Trustees. The restrictions on
Personal Securities Transactions set forth in this Section III(F) shall not apply to Disinterested Fund Trustees.

G. Pre-clearance of Personal Securities Transactions. All Access Persons
must pre-clear their Personal Securities Transactions with the Chief
Compliance Officer or his/her designee as he/she may instruct.

Any approval will be valid only for the day on which it is granted.

Pre-Clearance is not required for the following transactions, although all such transactions are subject to the reporting requirements of the Code, including Section III.H. and Article IV:

(1) transactions effected for any account for which an Access Person has provided a written statement to the Chief Compliance Officer representing and explaining why he/she does not have any direct or indirect influence or control over the account, and the Chief
Compliance Officer has provided written approval to the Access
Person that the account is not subject to pre-clearance;

(2) purchases that are part of an automatic dividend reinvestment plan;

(3) purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer;

(4) sales pursuant to tender offers;

(5) transactions pursuant to stock splits and involuntary share buy-backs;

(6) gifts or bequests (either receiving or giving) of Securities, although sales of Securities received as a gift or bequest must be pre-cleared;

(7) transactions in municipal securities that pay interest exempt from federal individual income tax; and

(8) transactions in shares of investment companies advised or sub-advised by Alger Management, Inc. its subsidiaries or its affiliates.

The pre-clearance requirements set forth in this Section III(G) shall not apply to
Disinterested Fund Trustees.

Exceptions to the Code may be granted to Access Persons from time to time by the Chief Compliance Officer or General Counsel providing that any exceptions shall be documented. The documentation shall provide the details of the transaction including the name and title of the Access Person, the amount of shares, direction of the trade (buy or sell), trade date, security description and rationale for the granting of the exception. All exceptions shall be reported to the Fund Board at the next scheduled Board meeting following the granting of the exception. An example of an exception to the Code would include but, would not be limited to, a de minimis trade exception in a highly liquid security as defined by trades of fewer than 500 shares in securities with market capitalizations greater than $1 billion or an exception to the 7 calendar day block where the execution of the transaction would be part of an overall issuance and settlement such as a private placement settlement or where the transaction would not be viewed as competitive to the interests of clients.

H. Copies of Brokerage Reports. An Access Person is responsible for directing the Chief Compliance to instruct his/her broker to supply duplicate copies of all confirmations and periodic account statements to the attention of the Chief Compliance Officer prior to trading in any brokerage account in which any securities are held for his or her direct or indirect benefit.

IV. REPORTING REQUIREMENTS

A. Initial Holding Report. No later than ten (10) days after a person becomes an Access Person, he or she shall submit a report to Human Resources who in turn submits copies to the Chief Compliance Officer containing the following information:

(1) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial
Ownership when he or she became an Access Person;

(1) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for his or her direct or indirect benefit as of the date he or she became an Access
Person; and

(2) the date on which the report is submitted.

B. Quarterly Report. No later than twenty (20) days after the end of each calendar quarter, each Access Person shall submit a report to the Chief
Compliance Officer containing the following information if not already reported:

(1) with respect to transactions during the quarter in any Security in which he or she had any direct or indirect Beneficial Ownership:

C. the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and
the principal amount of each Security involved;

D. the nature of the transaction (i.e. , purchase, sale or any other type of acquisition or disposition);

E. the price at which the transaction was effected;

F. the name of the broker-dealer or bank with or through
whom the transaction was effected; and

G. the date on which the report is submitted.

(2) with respect to any account established by the Access Person in which any securities were held during the quarter for his or her direct or indirect benefit:

(a) the name of the broker-dealer or bank with whom the account was established;

(b) the date the account was established; and

(c) the date on which the report is submitted.

(3) with respect to reporting violations of the Code of Ethics or other actions or practices:

(a) complete the question listed under “Other Situations” that asks the following:

i. If you have reason to believe that certain acts, actions, or practices engaged in by an Alger employee would
constitute a violation of Federal or State securities laws
to which Alger is subject or would violate Alger’s
policies or procedures inclusive of the Code of Ethics.

C. Annual Holding Reports. Each Access Person shall submit an annual report to the Chief Compliance Officer containing the following information, which must be current as of date no more than thirty (30)
days before the report is submitted:

(1) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial
Ownership;

(2) the name of any broker-dealer or bank with whom the Access Person maintains an account in which any securities are held for his or her direct or indirect benefit; and

(3) the date on which the report is submitted.

D. Limitations on Reporting Requirements. No one shall be required to make a report under this Article IV:

(1) if such a person is a Disinterested Fund Trustee, except that such
Disinterested Fund Trustee shall file a quarterly report pursuant to
Section IV (B) hereof in an instance where such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a
Fund, should have known that during the fifteen (15) day period immediately before or after the date of the transaction in a Security by the trustee, a Fund purchased or sold the Security or such purchase or sale by a Fund was considered by the Fund or Alger Management; or

(2) with respect to quarterly transaction reports only, a report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer, provided that all of the information required to be included in the quarterly report must be contained in broker trade confirmations or account statements, or in the records of the Funds, Alger Management and Alger & Company. Regardless, a quarterly report must be filed with respect to any account established or closed during the quarter by the Access Person that is subject to reporting under the Code of Ethics.

E. Filing of Reports. All reports prepared pursuant to this Article IV shall be filed with the Chief Compliance Officer, except that reports relating to the
Chief Compliance Officer, or to any individual designated by the Chief
Compliance Officer to review reports prepared pursuant to this Article IV, shall be filed with the General Cousel of Alger Management.

F. Annual Report to Board of Trustees. The Funds, Alger Management and
Alger & Company must furnish to the Funds’ Board of Trustees an annual report that:

(1) describes any issues arising under the Code of Ethics and procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(2) certifies that the Funds, Alger Management and Alger & Company have adopted procedures reasonably necessary to prevent Access
Persons from violating the Code.

V. SANCTIONS

Upon discovering that an Access Person has not complied with the requirements of this Code, the Board of Trustees of the Alger Funds may impose on that person whatever sanctions the Board deems appropriate, including, among other things, censure, suspension or termination.

If Alger Management and Alger & Company discovers that an Access
Person has not complied with the requirements of the Code, the Chief Compliance
Officer in consultation with other senior officers of Alger Management and Alger
& Company may impose on that person whatever sanctions they deem appropriate, including, among other things, disgorgement of profits, fines, censure, suspension or termination of employment.

VI. GIFTS AND DIRECTORSHIPS

A. Gifts. No Access Person may give or accept any gift or other thing of more than de minimis or nominal value (less than $100) to or from any person or entity that does business with Alger Management and Alger &
Company with respect to any Fund or other Advisory Clients.

B. Service as Director. Access Persons must obtain prior authorization of the
Chief Compliance Officer to serve on the board of directors of a publicly traded company. Such authorization will be based on determination that the board service would be consistent with the interests of the Funds and their shareholders. Should any Access Person receive such authorization, any transaction by any Fund involving the securities of any such publicly traded company while such Access Person is serving as a director will be required to be approved in advance, in writing, by a Compliance Officer.

C. Application to Disinterested Fund Trustees. The restrictions set forth in
Sections VI(A) and (B) above shall not apply to Disinterested Fund
Trustees.

VII. MISCELLANEOUS PROVISIONS

A. Identification of Code of Ethics Classifications. Alger Management shall identify all Access Persons, Advisory Persons, Portfolio Managers and
Investment Analysts and inform them of such classification under the
Code.

B. Administration of the Code of Ethics. The Chief Compliance Officer is
responsible for the administration of the Code of Ethics. The Chief
Compliance Officer will designate an appropriate person as the
“Administrator of the Code of Ethics” to perform various monitoring, review and recordkeeping functions under the Code of Ethics.

The duties of the Administrator of the Code of Ethics designated by the
Chief Compliance Officer include:

(1) Trade pre-clearance as designated by the Chief Compliance Officer under Section III.G. hereof;

(2) Continuous maintenance of a current list of the names of all Access
Persons with an appropriate description of their title or employment;

(3) Furnishing all Access Persons a copy of this Code of Ethics and initially and periodically informing them of their duties and obligations hereunder;

(4) Designating, as desired, appropriate personnel to review transaction and holdings reports submitted by Access Persons;

(5) Maintaining or supervising the maintenance of all records required by the Code of Ethics;

(6) Preparing listings of all transactions effected by any Access Persons.

(7) Issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code of Ethics which may appear consistent with the objectives of Rule 17j-1 and this Code of Ethics;

(8) Conducting such inspections or investigations, including scrutiny of the listings referred to in the subparagraph (6) above, as shall reasonably be required to detect and report, with his/her
recommendations, any apparent violations of this Code of Ethics to
Alger Management, Alger & Company and to the trustees of the affected Alger Funds or any committee appointed by them to deal with such information;

(9) Submitting a quarterly report to the Board of Trustees of each Alger
Fund potentially affected, containing a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation; interpretations issued by and any exemptions or waivers found appropriate by the Administrator of the Code of Ethics; and any
other significant information concerning the appropriateness of this
Code of Ethics.

(10) Submitting a written report at least annually to the Board of Trustees of each Alger Fund which:

a) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

b) identifies any violations requiring significant remedial action during the past year and describes the remedial action taken;

c) identifies any recommended changes in existing restrictions or procedures based upon experience under the Code of Ethics,
evolving industry practices or developments in applicable laws or regulations;

d) reports with respect to the implementation of this Code of
Ethics through orientation and training programs and on-going reminders; and

e) certifies that the procedures set forth in this Code of Ethics were as reasonably necessary to prevent Covered Persons from violating the Code of Ethics.

(11) Maintaining periodic educational conferences to explain and reinforce the terms of this Code of Ethics.

C. Maintenance of Records. Alger Management shall, on its own behalf and on the behalf of the Funds and Alger & Company, maintain and make available records with respect to the implementation of the Code in the manner and for the time required by the federal securities laws, including without limitation, Rule 17j-1(d) under the 1940 Act.

The Administrator shall maintain the following records for six years, the first two or five years, as specified, in an easily accessible place:

(1) A copy of any Code of Ethics that has been in effect during the past six years (the first five years in an easily accessible place);

(2) A record of any violation of any such Code of Ethics, and of any action taken as a result of such violation (the first five years in an easily accessible place);

(3) A copy of each report made by an Access Person, as well as trade confirmations and account statements that contain information not duplicated in such reports (the first two years in an easily accessible place);

(4) A copy of each report made by the Administrator of the Code of
Ethics (the first two years in an easily accessible place);

(5) A list of all persons required to make reports pursuant to Rule 17j-1 and this Code of Ethics and a list of those persons responsible for reviewing these reports (the first five years in an easily accessible place); and

(6) A record of any decision, and the reasons supporting the decision, to permit an Advisory Person to invest in a private placement (the first two years in an easily accessible place).

D. Annual Certification of Compliance. All Access Persons shall annually sign a certificate to be presented to the Adviser for that calendar year certifying that:

• they have read and understood the Code;

• they understand and acknowledge they are subject to the Code;

• they have complied with the requirements of the Code; and

• they have disclosed all Personal Securities Transactions required to be disclosed under the Code.

E. Confidentiality. All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

F. Other Laws, Rules and Statements of Policy. Nothing contained in this
Code shall be interpreted as relieving any Access Person from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure adopted by Alger Management and Alger & Company or an Advisory Client governing the conduct of such person.